SIXTH AMENDMENT TO LEASE

This Sixth Amendment to Lease (this “Sixth Amendment”) is entered into as of July 13 , 2021 by and between OLOGY BIOSERVICES HOLDINGS, LLC, a Delaware limited liability company (“Landlord”) and AXOGEN CORPORATION, a Delaware corporation (“Tenant”);

WHEREAS, Tenant entered into that certain Lease dated February 6, 2007 (the "Original Lease") for certain premises located at 13859 Progress Boulevard, Alachua, Florida, as amended from time to time to relocate the premises to the building known as Progress Two, Suite 400 and 600, which currently consists of approximately 18,811 rentable square feet (the “Premises”);

WHEREAS, SNH MEDICAL OFFICE PROPERTIES TRUST, a Maryland real estate investment trust (“Prior Landlord”) and Tenant have entered into that certain First Amendment to Lease dated March 14, 2012, that certain Second Amendment to Lease dated February 25, 2013, that certain Third Amendment to Lease dated November 12, 2013, that certain Fourth Amendment to Lease dated March 16, 2016, and that certain Fifth Amendment to Lease dated November 30, 2020 (the “Fifth Amendment” and together with the Original Lease, as amended prior to the Fifth Amendment, as so amended, the “Lease”);

WHEREAS, Landlord succeeded to the interest of Prior Landlord under the Lease;

WHEREAS, Tenant did not exercise its right to extend the Lease, under and as provided in Section 4 of the Fifth Amendment, and the current Term of the Lease shall expire no later than October 31, 2021, and Tenant has no further option to extend the Lease;

WHEREAS, Landlord and Tenant desire to amend the Lease to extend the term thereof and to amend additional terms of the Lease, subject to and upon the terms and conditions hereinafter provided; and

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

1.Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

2.Term. The definition of "Term" is hereby amended to reflect that the Term shall expire on 11:59 P.M. on October 31, 2026 (“Expiration Date”), or such earlier date on which the Term of the Lease shall expire or be canceled or terminated pursuant to any of the conditions or covenants of the Lease or pursuant to law, and furthermore, shall include any renewal term, if such renewal term shall come into existence; provided, the portion of the Term

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commencing on November 1, 2021 (the “Extension Commencement Date”) and ending on the Expiration Date shall be referred to herein as the “Extension Period.”

3.Payment Address. Section 1.1(a) of the Lease is hereby amended to reflect that until further notice to Tenant from Landlord, Landlord's address for payment of Rent shall be:

Ology Bioservices Holdings, LLC
c/o Avison Young Management (USA), LLC
PO BOX 209375
Austin, TX 78720-9375

4.Notice Addresses. Section 19.5 of the Lease is hereby amended to reflect that the addresses for notices are as follows:

To Landlord:     c/o National Resilience, Inc.
9310 Athena Circle, Suite 130
La Jolla, CA 92037
Attention: Ori Solomon

    To Tenant:     Axogen Corporation
            13631 Progress Blvd., Suite 400
            Alachua, FL 32615
            Attention: Brad Ottinger, General Counsel and Chief Compliance Officer

5.Rent. The definition of “Annual Gross Rent” is amended to reflect that during the Extension Period the Annual Gross Rent shall be payable in accordance with the following schedule:

Dates	Rent Per Square	Annual Gross	Monthly Payment
	Foot	Rent	Rent
11/1/2021 –10/31/2022	$20.30	$381,863.30	$31,821.94
11/1/2022 – 10/31/2023	$20.91	$393,338.01	$32,778.17
11/1/2023 – 10/31/2024	$21.54	$405,188.94	$33,765.75
11/1/2024 – 10/31/2025	$22.19	$417,416.09	$34,784.68
11/1/2025 – 10/31/2026	$22.85	$429,831.35	$35,819.28

All Annual Gross Rent shall be payable in equal monthly installments, in advance. The monthly installment of Annual Gross Rent payable prior to the Extension Commencement Date shall continue to be payable as set forth in Section 5 of the Fourth Amendment to Lease. Tenant shall pay its pro-rata share of increases in insurance and real estate taxes for the Premises upon the Extension Commencement Date. Tenant shall pay pro-rata share of actual costs for landscaping, cleaning, trash removal, fire protection, security and utilities.

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6.Suite 600 Termination Option. Tenant shall have a one-time option (“Suite 600 Termination Option”) to terminate the leasehold granted under the Lease with respect to the portion of the premises located at Suite 600 (the “Suite 600 Premises”), such termination to be effective on a date (the “Suite 600 Termination Date”) on or after November 1, 2024, upon written notice to Landlord delivered one-hundred and eighty (180) days prior to the Suite 600 Termination Date. If Tenant exercises the Suite 600 Termination Option, Tenant shall reimburse Landlord for any unamortized portion of “Landlord Contribution” (as defined under Section 8 of this Sixth Amendment) and leasing commissions allocable to the Suite 600 Premises, in addition to two months Base Rent allocable to the Suite 600 Premises.

7.Additional Security Deposit. On or before the execution of this Sixth Amendment, Tenant shall deposit with Landlord an additional security deposit in the amount of $4,879.27 whereupon the definition of "Security Deposit" set forth in Sections 1.1(k) and 3.7 of the Original Lease shall be amended to be $31,821.94.

8.Tenant Improvement Allowance. Tenant acknowledges that it is currently in possession of the Premises and is agreeing to an extension of the Term as provided herein with the Premises being accepted in "as is" condition as of the date of this Sixth Amendment. Notwithstanding the foregoing, Tenant, at Tenant's sole cost and expense (except to the extent of Landlord's Contribution, hereinafter defined), shall be responsible for making any alterations or improvements to the Premises desired by Tenant, subject to Landlord's approval, as hereinafter provided.

Tenant shall prepare complete construction drawings and specifications (“Tenant’s Plans”) for the improvements to the Premises desired by Tenant, and submit the same to Landlord for Landlord’s approval in accordance with the provisions of Section 7.2 of the Original Lease within sixty (60) days of the date of this Sixth Amendment. Landlord shall respond to Tenant's Plans (either by approval·, request for additional information, request for-revision or communication of a reason for failure to approve) within seven (7) Business Days after the date of Landlord's receipt of Tenant's Plans (or any resubmission) plus such additional period of time as may be necessary for review of Tenant's Plans by a third-party architect, engineer or other consultant if Landlord reasonably determines that any aspect of Tenant's Plans requires such third-party review. Unless Landlord shall have approved all of Tenant's Plans, Tenant shall deliver to Landlord such additional information, documentation and/or revisions to Tenant's Plans as are necessary to obtain Landlord’s approval of Tenant's Plans and this process shall continue until Tenant's Plans are approved by Landlord. All work to be done at the Premises shall meet City and County code requirements and be performed under a valid building permit by a contractor licensed to work in the State of Florida.

Upon approval of Tenant's Plans by Landlord Tenant shall cause its contractor(s) (selected by Tenant, but subject to approval by Landlord, which approval shall not be unreasonably withheld or delayed) to perform the work and improvements described on such approved Tenant's Plans (collectively, “Tenant's Work”) diligently and continuously until Tenant's Work is completed. Tenant's Work shall be performed in accordance with the

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provisions of Section 7.2 of the Original Lease. Tenant agrees (i) to cease promptly upon notice from Landlord any activity or work which has not been approved by Landlord or is not in compliance with the provisions of the Lease, and (ii) to comply and cause its contractors to comply promptly with all reasonable procedures and regulations prescribed by Landlord from time to time.

Tenant's Work shall be considered substantially complete and the “Substantial Completion Date” shall occur as of the first day as of which all of the following requirements have ·been met: (i) all Tenant's Work shown and described in Tenant’s Plans has been completed in accordance with Tenant's Plans, with only punch-list items (i.e., minor and insubstantial details of decoration or mechanical adjustment) excepted; (ii) all electrical, mechanical, plumbing and HVAC facilities installed by Tenant, if any, are functioning properly; (iii) the Premises are reasonably free of debris and construction materials; (iv) if applicable, Tenant' s architect has issued' a certificate of substantial completion on the standard AIA form, which has been delivered to Landlord; and (v) if applicable, all required governmental inspections have· been successfully completed and any final or amended certificate of occupancy required as a result of Tenant's Work ,has been issued and a copy thereof delivered to Landlord.

Provided the Lease is in full force and effect and subject to the provisions of this Section 8 of this Sixth Amendment, Landlord shall provide Tenant with an allowance (“Landlord's Contribution”) equal to-the lesser of the cost of Tenant’s Work or $225,732.00. For purposes of this Section 8, the “cost” of Tenant's Work shall mean the actual third-party costs incurred by Tenant in connection with performing Tenant's Work including, without limitation, all fees and expenses of Tenant's architectural and engineering professionals all contractor charges for the cost of labor and materials, profit, general conditions and overhead and supervision, all filing fees and other permitting costs and, subject to a limit of 5% of such total costs, and fees paid to independent construction managers, if any.

Tenant may requisition Landlord for payment of Landlord’s Contribution monthly (hereinafter “Progress Payments”) provided that Landlord may withhold ten percent (10%) of the amount due for Tenant's Work on each Progress Payment paid prior to the Substantial Completion Date until the Final Payment (hereinafter defined). Each requisition for a Progress Payment shall include (i) a detailed breakdown of the cost of Tenant's Work included in the requisition, (ii) copies of invoices from Tenant's contractors, suppliers and others, as applicable, substantiating such costs, and (iii) executed waivers of mechanic’s or material supplier’s liens (in such form as Landlord or its lenders shall reasonably require) on account of any labor and/or materials furnished by such party through the date of the requisition (provided that any such waiver may be conditioned upon receipt of the amount requested for such party in the requisition). Landlord shall make each Progress Payment (in an amount not to exceed the lesser of (x) the cost of Tenant's Work, as evidenced by the documentation submitted with the applicable requisition, or (y) the balance of Landlord’s Contribution then remaining, less amounts retained by Landlord as hereinabove provided) to Tenant (or at Tenant' s request, to its

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general contractor) within thirty (30) days after Landlord's receipt of a Progress Payment requisition with all required supporting documentation.

After the Substantial Completion Date shall have occurred, Tenant may submit a final requisition to Landlord (the “Final Payment”). Such requisition shall include · (i) a final, detailed breakdown of the cost of Tenant's Work, (ii) final mechanic’s and material supplier’s lien waivers (provided that any such waiver may be conditioned upon receipt of the amount requested for such party in the applicable requisition) and (iii) all other documentation required for the Progress Payment pursuant to the preceding paragraph as to the portion of Tenant's Work covered by the Final Payment. Landlord shall make payment of the Final Payment in an amount equal to the lesser of (x) the unreimbursed cost of Tenant's Work, as evidenced by the documentation submitted with the requisition for the Final Payment or (y) the balance of Landlord's Contribution then remaining, if any (including any retained amounts), to Tenant (or at Tenant's request, to its general contractor) within thirty (30) days after Landlord's receipt of a requisition for the Final Payment with all required supporting documentation.

Notwithstanding the foregoing. Landlord shall have no obligation to make any Progress Payment or the Final Payment, (a) if (or to the extent) Tenant shall not have submitted paid receipts for Tenant's Work together with all required supporting documentation by December 31, 2022, time being of the essence, (b) at a time when there exists an event of default and/or (c) if the Lease shall have terminated. Any balance of Landlord's Contribution which Landlord is not required to pay to Tenant (or its general contractor, as applicable) pursuant to this Section 8 shall be the property of Landlord.

Both Landlord and Tenant shall appoint one individual as its “Construction Representative” who is authorized to act on its behalf in connection with any matters arising pursuant to this Section 8. The Construction Representative may be changed from time to time by notice hereunder from the then current Construction Representative to the other party's Construction Representative or by notice from Landlord or Tenant pursuant to Section 19.5 of the Original Lease. The initial Construction Representative of the Landlord shall be Avison Young, and of Tenant shall be Nathaniel Long. Notwithstanding Section 19.5 of the Original Lease, any notices or other communication under this Section 8 may be made by letter or other writing sent by U.S. mail or email, provided the communication is made by one party's Construction Representative to the other party's Construction Representative.

9.Limited Recourse to Premises. Tenant shall not assert nor seek to enforce any claim for breach of the Lease against any of Landlord’s assets other than Landlord's interest in the Premises, and Tenant agrees to look solely to such interest for the satisfaction of any liability or claim against Landlord under the Lease, it being specifically agreed that in no event whatsoever shall Landlord ever be personally liable for any such liability. Tenant furthermore agrees that no trustee, officer, director, general or limited partner, member, shareholder, beneficiary, employee or agent of Landlord (including any person or entity from time to time engaged to supervise and/or manage the operation of Landlord) shall be held to any liability, jointly or severally, for any debt, claim, demand, judgment, decree, liability or obligation of any

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kind (in tort, contract or otherwise) of, against or with respect to Landlord or arising out of any action taken or omitted for, or on behalf of, Landlord.

10.Brokers. Tenant warrants and represents that it has dealt with no broker in connection with the consummation of this Sixth Amendment, other than Avison Young (“Broker”) and in the event of any brokerage claims or liens, other than by Broker, against Landlord or the Premises predicated upon or arising out of prior dealings with Tenant, Tenant agrees to defend the same and indemnify and hold Landlord harmless against any such claim, and to discharge any such lien. Landlord shall pay a brokerage commission arising out of the consummation of this Sixth Amendment to Broker pursuant to a separate agreement between Landlord and Broker.

11.Holdover. Upon the expiration of the Term, Tenant shall vacate the Premises, and surrender the same to Landlord in accordance with the provisions of Section 6.4 of the Original Lease. Upon the exercise of the Suite 600 Termination Option, Tenant shall vacate the Suite 600 Premises and surrender the same to Landlord in accordance with the provisions of Section 6.4 of the Original Lease. Tenant's failure to vacate and surrender the Premises, in accordance with the first sentence of this paragraph, or the Suite 600 Premises, in accordance with the second sentence of this paragraph, shall be deemed a holdover pursuant to Section 3.4 of the Original Lease, and in addition to other charges due pursuant to the Lease as amended hereby with respect to the Premises or the Suite 600 Premises, as applicable, for such holdover period of time, Tenant shall pay to Landlord twice the Annual Gross Rent for the Premises or the Suite 600 Premises, as applicable, in effect immediately preceding the expiration of the Term or the date of the Suite 600 Termination Date, as applicable, for each day of such deemed holdover. In addition, Tenant shall indemnify Landlord and hold it harmless from and against any and all loss, cost, damage or expense incurred by Landlord arising out of Tenant's failure to vacate and surrender the Premises or the Suite 600 Premises in accordance with the terms of the Lease and this Sixth Amendment.

12.Ratification. As amended hereby, the Lease is hereby ratified and confirmed.

[signature page follows]

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    IN WITNESS WHEREOF, the parties hereunto have executed this Sixth Amendment of the date first written above.

LANDLORD:

OLOGY BIOSERVICES HOLDINGS, LLC

By: /s/ Ori Solomon
Name: Ori Solomon
Title: Authorized Signatory

TENANT:

AXOGEN CORPORA Tl ON

By: /s/ Peter J. Mariani
Name: Peter J. Mariani
Title: Executive VP and Chief Financial Officer

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